Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

May 19, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Western Ridge Minerals, Inc.

Edmonton, Alberta, Canada

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K, Annual Report under Section 13 or 15(d) of the Securities ExchangeAct of1934, filed by Western Ridge Minerals, Inc. of our report dated May 17, 2010, relating to the financial statements of Western Ridge Minerals, Inc., a Nevada Corporation, as of and for the periods ending March 31, 2010 and 2009, and for the period from August 16, 2007 (inception) to March 31, 2010.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC